EXHIBIT 99.1

Posted May 20, 2002

Lennox International appoints KPMG LLP as independent auditor

(DALLAS, TX  - May 20, 2002) -  Lennox International Inc. (NYSE:  LII) today announced its board of directors has appointed KPMG LLP as the company's independent public accountants for the fiscal year ending December 31, 2002.

Prior to the appointment of KPMG LLP, Arthur Andersen LLP had served as the company's independent public accountants. In light of the uncertainty surrounding Arthur Andersen LLP, LII’s board of directors believes this change is in the best interest of the company.

A Fortune 500 company operating in over 70 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets.  Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at:www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.